UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 12, 2025

LAZYDAYS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38424	82-4183498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4042 Park Oaks Blvd., Suite 350, Tampa, Florida	33610
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(813) 246-4999

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	GORV	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Waiver and Fourth Amendment to M&T Credit Agreement and Consent

On June 12, 2025, Lazydays Holdings, Inc. (the “Company”) entered into a Limited Waiver and Fourth Amendment to Second Amended and Restated Credit Agreement and Consent (the “Amendment”), which amended that certain Second Amended and Restated Credit Agreement dated as of February 21, 2023 (as amended from time to time, the “M&T Credit Agreement”) with Manufacturers and Traders Trust Company (“M&T”), as Administrative Agent, the lenders party thereto, the Company and certain subsidiaries of the Company party thereto as loan parties. The M&T Credit Agreement provides the Company with a floor plan credit facility (the “Floor Plan Credit Facility”).

The Amendment grants the Company and the other loan parties waivers of specified defaults and events of default that occurred or may have occurred under the M&T Credit Agreement, including events of default resulting from:

●	the failure to make certain vehicle curtailment payments during the month ended April 30, 2025;
●	the failure to make an accrued interest payment in arrears on May 1, 2025;
●	the inability to comply with the minimum liquidity financial covenant for the month ended April 30, 2025;
●	the failure to pay certain liabilities due to third persons and certain taxes;
●	the representation that each of the loan parties and each of their subsidiaries, taken as a whole is, and will remain, solvent, being false when made or deemed made, prior to July 31, 2025; and
●	certain cross-defaults under the Company’s term loan agreement with Coliseum Holdings I, LLC, as lender (the “Coliseum Lender”) and the Company’s mortgage with First Horizon Bank relating to the foregoing.

The lenders party to the Amendment waived each of the $2,500,000 amortization payments that would have otherwise been due in respect of the formerly available revolving credit facility (the “Revolving Credit Facility”) on June 30, 2025, September 30, 2025 and December 31, 2025, provided that if the loan parties fail, between June 1, 2025 and December 31, 2025, to repay the outstanding principal balance of the Revolving Credit Facility by at least $7,500,000, then on December 31, 2025 the loan parties will be required to make a mandatory prepayment of the Revolving Credit Facility in an amount equal to such deficiency.

The Amendment also decreases the lenders’ aggregate commitments in respect of the Floor Plan Credit Facility on a dollar-for-dollar basis in connection with certain sales of dealerships by the loan parties, with such reductions subject to a floor such that the lenders’ aggregate commitments in respect of the Floor Plan Credit Facility shall not be reduced to less than $245,000,000.

The Amendment requires the Company and its subsidiaries to sell certain of their unimproved land located in Aurora, Colorado, Las Vegas, Nevada and Waller, Texas by a specified deadline. It also requires the loan parties to provide to M&T a mortgage over the Company’s and its subsidiaries’ unimproved real property located in Waller, Texas, and to amend certain of the existing mortgages in favor of M&T to cause such mortgages to cross-collateralize and secure the obligations outstanding under the Floor Plan Credit Facility.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Waiver of Defaults and Consent Under Coliseum Loan Agreement

On June 12, 2025, certain subsidiaries of the Company (the “Coliseum Borrowers”) entered into a Waiver of Defaults and Consent (the “Coliseum Waiver”) with the Coliseum Lender in connection with the Loan Agreement dated as of December 29, 2023 (as amended from time to time, the “Coliseum Loan Agreement”) with the Coliseum Lender. Pursuant to the Coliseum Loan Agreement, the Coliseum Lender made a term loan to the Coliseum Borrowers that is secured by a substantial portion of the Company’s and its subsidiaries’ real property.

The Coliseum Waiver grants the Coliseum Borrowers and the other loan parties waivers of specified defaults or events of defaults that occurred or may have occurred under the Coliseum Loan Agreement, including as a result of the Coliseum Borrowers’ failure to pay all taxes levied or imposed against them or their properties when the same became due and certain cross-defaults under the M&T Credit Agreement and the Company’s mortgage with First Horizon Bank relating to the foregoing.

The foregoing description of the Coliseum Waiver is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.2 hereto and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On June 17, 2025, the Company issued a press release announcing, among other things, the entry into the Amendment and Coliseum Waiver described herein. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1

Limited Waiver and Fourth Amendment to Second Amended and Restated Credit Agreement and Consent, dated June 12, 2025, by and among LDRV Holdings Corp., the other loan parties party thereto, each of the lenders and Manufacturers and Traders Trust Company.

10.2	Waiver of Defaults and Consent, dated June 12, 2025, by and between Coliseum Holdings I, LLC, LD Real Estate, LLC, Lazydays RV of Ohio, LLC and Airstream of Knoxville at Lazydays RV, LLC.

99.1	Press Release, dated June 17, 2025.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZYDAYS HOLDINGS, INC.

June 17, 2025	By:	/s/ Ronald K. Fleming
Date		Ronald K. Fleming
Interim Chief Executive Officer